Exhibit 99.1

Dear Shareholders,

To those of you who are new to the story of Alpine 4, we welcome you!  I don’t normally do a midyear CEO letter, but with so many new shareholders now in the Alpine 4 family, I felt it necessary to write this letter and bring you all up to speed on our amazing company!

It’s been an interesting first two quarters for the company.  We have seen unprecedented interest in our stock, growth in our sales over Q1 and Q2 2018, and an enhanced foundation for our company.  But on the surface, our midyear 2019 results do not reflect the operational accomplishments we have experienced this year.  So, in this letter we readdress the Alpine 4 business model for our new shareholders, break down the Q2 financials by adding some color to these results, and finally, we will discuss the approach we as a company are taking for the rest of 2019 and into 2020.

What We Do:

Alexander Hamilton in his “Federalist paper #11”, said that our adventurous spirit distinguishes the commercial character of America.  Hamilton knew that our freedom to be creative gave American businesses a competitive advantage over the rest of the world.   I believe that Alpine 4 also exemplifies this spirit in our subsidiaries and that our greatest competitive advantage is our highly diverse business structure combined with a culture of collaboration.

It is our mandate to grow Alpine 4 into a leading, multi-faceted holding company with diverse subsidiary products and services that not only benefit from one another as a whole but also have the benefit of independence.  This type of corporate structure is about having our subsidiaries prosper through strong onsite leadership while working synergistically with other Alpine 4 holdings.

The essence of our business model is based around acquiring B2B companies in a broad spectrum of industries via our acquisition strategy of DSF (Drivers, Stabilizer, Facilitator). Our DSF business model (which I will discuss more below) offers our shareholders an opportunity to own small-cap businesses that hold defensible positions in their individual market space.  Further, Alpine 4’s greatest opportunity for growth exists in the smaller to middle-market operating companies with revenues between $5 to $150 million annually.  In this target-rich environment, businesses generally sell at more reasonable multiples, presenting greater opportunities for operational and strategic improvements that have greater potential to enhance profit.

Driver, Stabilizer, Facilitator (DSF):

Driver:  A Driver is a company that is in an emerging market or technology, that has enormous upside potential for revenue and profits, with a significant market opportunity to access.  These types of acquisitions are typically small, brand new companies that need a structure to support their growth.

Stabilizer:  Stabilizers are companies that have been around for a long time, have sticky customers, consistent revenue and provide solid net profit returns to Alpine 4.

Facilitators:  Facilitators are our “secret sauce”.  Facilitators are companies that provide a product or service that an Alpine 4 sister company can use as leverage to create a competitive advantage.

Learn more here Alpine 4 and our business model:

https://www.youtube.com/watch?v=YKYmQbcWEeo&feature=youtu.be

When you blend these categories into a longer-term view of the business landscape, you can then begin to see the value-driving force that makes this a truly purposeful and powerful business model.  As I stated earlier, our greatest competitive advantage is our highly diversified business structure combined with a collaborative business culture, that helps drive out competition and brings; resources, planning, technology and capacity that our competitors don’t have.  Simply put the DSF model helps reshape the environment each subsidiary operates in by sharing and exploiting the resources within the Alpine 4 family of companies, giving them a competitive advantage that their peers don’t have.

How We Do It:

Optimization vs. Asset Producing

The process to purchase a perspective company can be long and arduous.  During our due diligence period, we are validating and determining three major points, not just the historical record of the company we are buying. Those three major points are what we call the “What is, What Should Be and What Will Be”.

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“The What Is” (TWI).  TWI is the defining point of where a company is holistically in a myriad of metrics; Sales, Finance, Ease of Operations, Ownership and Customer Relations to name a few. Subsequently, this is usually the point where most acquirers stop in their due diligence.  We look to define this position not just from a number’s standpoint, but also how does this perspective map out to a larger picture of the culture and business environment.

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“The What Should Be” (TWSB). TWSB is the validation point of inflection where we use many data inputs to assess if TWI is out of the norm with competitors, and does that data show the potential for improvement.

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“The What Will Be” (TWWB).  TWWB is how we seek to identify the future net results or what we call Kinetic Profit (KP) between the TWI and TWSB.  The keywords are Kinetic Profit.  KP is the profit waiting to be achieved by some form of action or as we call it, the Optimization Phase of acquiring a new company.

Optimization:  During the Optimization Phase, we seek to root up employees with in-depth training on various topics.  Usually, these training sessions include; Profit and Expense Control, Production Planning, Breakeven Analysis, and Profit Engineering to name a few.  But the end game is to guide these companies to: become net profitable with the new debt burden placed on them post-acquisition, mitigate the loss of sales due to acquisition attrition (we typically plan on 10% of our customers leaving simply due to old ownership not being involved in the company any longer), potential replacement of employees that no longer wish to be employed post-acquisition and other ancillary issues that may arise.  The Optimization Phase usually takes 12-18 months post-acquisition and a company can fall back into Optimization if it is stagnant or regresses in its training.

Asset Producing:  Asset Producing is the ideal point where we want our subsidiaries to be.  To become Asset Producing, a subsidiary’s management team must have completed prescribed training formats, proven they understand the KPI’s that run their respective departments, and finally the subsidiaries they manage must have posted a net profit for 3 consecutive months.

Unpacking Q2 2019:

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Revenue was $6.475 million Q2:  An increase of 86% over Q2 2018.  Alpine 4 actually billed $6.83m in sales but could only recognize $6.47m due to the way we recognize revenue at both Morris Sheet Metal and JTD Spiral.

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COGS / Gross Profit (GP) for Q2 was $1.2 million or 19.9%.   Gross Profit was down from 33% in Q2 2018 to 19.9% in Q2 2019.  Tariffs on our Material COGS played a large role in the Gross Profit decrease across all of our subsidiaries.  We also experienced with our subsidiary QCA, wage increase pressure due to the state of California raising the minimum wage to $15 per hour on January 1st2019. While many of our employees are paid higher than minimum wage, the increase put wage pressure on a large spectrum of employees and subsequently QCA had to initiate pay scale adjustments to remain competitive in the market.  Finally, exiting the Oil Field Services Industry in 2018 also played a role in our shrinking Q2 GP.   *We expect that over the next 2 quarters that our GP will rise to 29% with our current subsidiaries after our price increases initiated in late 2018 have been fully implemented. Future acquisitions will also play a role in the GP percentage as different industries have varying GP.

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Q2 2019 operating income was $(50) thousand and increased from $(32) thousand Q2 2018:  The increase in negative Operating Income from Q2 2018 to Q2 2019 was primarily driven from two different factors.  First, was our deferred revenue of roughly $400 thousand and, second was our drop in Gross Profit driven from tariff and wage increase related issues.

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Net income was ($4.95) million:  It’s important to note that $3.97 million was from non-cash derivative liabilities, a noncash-based fluctuation and is calculated by our share price.  We were hit especially hard on June 21stwhen our share price fell to $0.0056 and triggered this massive increase in the derivative liability calculation.  This will go completely away once we pay off our variable convertible notes.

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Interest Expense of $1.06 million:  Our Interest Expense consists of 3 major components.  The first component is our Capital Leases for our buildings.  Our total interest expense incorporates the full payments of the building capital leases.  These capital leases represent 15-year building leases and are conversely why our rent expenses are very low.  These building lease obligations represent roughly $297 thousand in quarterly interest expense.  We do not record this as a rent expense due to the nature of how we purchased and sold the buildings post acquisition.  The second component represents interest on our banking lines of credit that each subsidiary uses to operate and equates to about $130k per quarter.  Finally, the largest component represents the interest on our convertible debt.

When you bifurcate out the non-cash item of derivative liabilities, the impact of the revenue recognition and the lingering effects of the tariffs; the Q2 results start to take on a different look. Now some of you may believe that this is not relative and that these assessments don’t mater.  But we believe that it is important to not view “the numbers” in isolation, but to give insight to the underlying metrics that are driving these results.

Normalizing the numbers for a proforma Q2 2019 P&L would look like the following:  Revenue of $6.8 million, COGS of $4.8 million, GP of $2 million, Operating Expense of $1.303 million, Operating Profit of $697 thousand, Interest of $427 thousand, Other Income of $70 thousand, Net Profit of $340 thousand.

Q2 Subsidiary Review:

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Quality Circuit Assembly, Inc. (QCA):  In 2018, QCA was solidly in the Asset Producing bucket after roughly 19 months of being Optimized.  In late 2018, we started feeling the effects of material shortages due to the robust economy and substantial price increases due to the tariffs being spread across the market space.  In mid-2018, we did initiate a price increase in anticipation of these material pricing and shortage issues, but there are limits to what QCA can pass on to its customers.  In 2019, we saw QCA slide back into unprofitability due to the material price increases and we subsequently had to bring them back into Optimization.  In June 2019, QCA finished its second round of Optimization and had its first profitable month for the year.  We expect QCA for the remaining of the year, with the exception of December, to be in the black.

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American Precision Fabricators, Inc. (APF):  Fourteen months into the acquisition of APF, the company has flirted with rising out of the Optimization Phase.  As with QCA, the tariffs on Aluminum and Steel hit them fairly hard.  However, the efficiencies we are picking up with our training efforts are starting to take root.  We believe that APF will be solidly in the Asset Producing bucket by year-end.

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Morris Sheet Metal Corp. (MSM):  MSM has remained profitable post-acquisition and that stems from the fact that it is a Stabilizer.  The steady flow of revenue and net profit have allowed MSM to absorb the debt burden associated with their acquisition more easily than the other subsidiaries post-acquisition.  Further being a company driven by unionized labor the skill set of our post-acquisition management team was simply more advanced.  However, it’s important to note that we still have them in the Optimization Phase until we finish our training with management.

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SPECTRUMebos:  SPECTRUMebos (enterprise business operating system) has gone through various live testing states within our subsidiaries.  We anticipate a full roll out to all of our subsidiaries by the end of Q1 2020.  By the end of 2020, we have plans to move SPECRTUMebos into its own subsidiary so that it can release SPECTRUMebos as a product to other companies. More to come on this in Q4.

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ALTIA:  Both products for ALTIA have gone through several product refreshing initiatives.  Our former product called 6th Sense Auto has been completely redesigned and is now called G1.  The G1 platform gives our connected car customers and dealerships more relevant and consistent information and our hardware is now manufactured and produced San Jose, CA by our subsidiary QCA.   Our other product called BrakeActive an automotive safety device is gaining traction and we expect to add several new automotive groups by end of Q1 2020.

Looking to Q3 and Q4 2019, and 2020

Guidance for Q3:  In Q3 2019 we expect to report revenue between $6.5 million to $6.8 million.

Looking Beyond Q3 2019:   Between now and the end of Q4 we expect to close on two new acquisitions.  These acquisitions will add roughly $19 million to our existing annual run rate of roughly $27 million and will bring Alpine 4’s annual revenue to roughly $46 million.  Further, these two new subsidiaries will add unique positioning power within both our Construction Services holdings and our Manufacturing holdings giving Alpine 4 a stronger competitive advantage within our family of companies.

For 2020 Alpine 4 anticipates adding 3-4 new acquisitions which should subsequently push our annualized revenue close to $100 million.  This steady growth will be a driver behind our plans to up list to the Nasdaq.    Further, to support our efforts in 2020 to up list to the Nasdaq, we will be focusing on companies that primarily reside in our Stabilizer category to provide more consistency in our gross profit and operating income.

In closing, it’s very exciting to see the blossoming fruits of what Alpine 4 has become.  With so many businesses turning to our products and services every day, Alpine 4 has countless opportunities to make a real difference in how businesses interact and benefit from our business model.  DSF is not just about bringing advantages to Alpine 4, it’s about the embodiment of America’s adventurous commercial spirit and bringing it to life with the companies that interact and benefit from being a customer of Alpine 4!

Best regards,

 /s/Kent B. Wilson
Kent B. Wilson
CEO / President

Forward-Looking Statements:  The information disclosed in this CEO letter and 8k filing are not to be construed as investment advice.  Results filed with our 10Q and 10K may differ from those contained herein due. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.